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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of BlackRock Virginia Municipal Bond Trust (Securities Act Registration No. 333-84538) of our report dated April 22, 2002, relating to the financial statements of BlackRock Virginia Municipal Bond Trust as of April 19, 2002 and for the period then ended in the Statement of Additional Information which is part of such registration statement.


We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
April 25, 2002